Exhibit 99.1

Investor / Media contact:
Michael Vanderwoude
513.397.7685
mike.vanderwoude@cinbell.com

Cincinnati Bell Inc. Reports Financial Results
for the First Quarter 2004

•	Reduces net debt* by $44 million

•	Adds 12,000 wireless subscribers

•	Adds 11,000 DSL subscribers, its highest quarter ever

•	Confirms guidance for 2004

CINCINNATI – April 28, 2004 — Cincinnati Bell Inc. (NYSE:CBB) today announced its financial results for the first quarter 2004.

Summary

In the first quarter, the company posted significant progress toward its primary goal of reducing net debt. The company also had strong net activations of wireless and record net activations of DSL. As expected, the cost of these acquisitions had the effect of reducing operating income versus the prior year quarter.

For the quarter, the company reported revenue of $302 million, operating income of $73 million, and net income of $11 million, or $0.03 per diluted share. In addition, during the first quarter, the company reduced net debt by $44 million, to $2.2 billion, or 24 percent less than the end of the first quarter of 2003, and produced $45 million of cash flow**.

Operational Highlights

•	The company posted record Digital Subscriber Line (DSL) net additions of 11,000 in the quarter, up 56 percent from the prior quarter and 30 percent from the prior year. DSL subscribers now stand at 110,000, up 27,000, or 33 percent, from the prior year.

•	Sequential access line decline slowed to 5,000 during the quarter versus the 8,000 line decline in the fourth quarter of 2003. Access lines declined 2.8 percent versus the prior year. The increase in DSL lines of 27,000 compared to the same quarter last year nearly offset the effect of 28,000 fewer access lines over the same period.

•	During the quarter, the company continued to execute its plan of accelerating wireless acquisitions by adding 12,000 subscribers. Post-paid churn was 1.8 percent, essentially flat to the prior quarter and prior year, as the company continued to see little impact from Wireless Local Number Portability (WLNP).

•	During the first quarter, the company added 22,000 net subscribers to its Custom Connections “super-bundle” which offers local, long distance, wireless and DSL. This activation performance, our best quarter ever, was 70 percent better than the fourth quarter of 2003 and 60 percent better than the first quarter of 2003. Fifteen percent of the company’s consumer households are now super-bundle customers. This helped to increase consumer revenue per household 3 percent versus the first quarter of 2003, to a total of $75 per month.

Excluding results of operations from the Broadband Services segment, first quarter revenue of $302 million was down 3 percent and operating income of $72 million was down 20 percent, or $18 million, both versus the same quarter in the prior year. Operating income declined primarily due to increases in wireless subscriber acquisition cost (up $7 million) and depreciation and other charges (up $9 million) with the remainder due to revenue declines. Revenue declined primarily in traditional voice service and business equipment sales, partially offset by an increase in DSL revenue. In the quarter, capital expenditures were $23 million, or 8 percent of revenue. The company reaffirms its capital expenditure and other guidance for 2004 as provided in its fourth quarter and full-year 2003 earnings release.

“In the first quarter, Cincinnati Bell executed against its strategy of de-levering, reducing net debt by $44 million. We also demonstrated success in protecting and growing our core franchise through bundling of wireless and DSL. Our sales performance was driven by growth in the bundle, as evidenced by 22,000 net additions to our Custom Connections “super-bundle,” said Jack Cassidy, president and chief executive officer of Cincinnati Bell Inc. “Over half of our wireless and DSL activations in the quarter came as part of the bundle, which will reduce churn and maximize customer value going forward.”

New Segment Reporting

The company has formed a new business unit focused on hardware and managed services sales to business customers. As such, the company is reporting the results of this business unit in a new segment, called Hardware and Managed Services. The segment includes the company’s Cincinnati Bell Technology Solutions (CBTS) business. CBTS now includes, in addition to its traditional data equipment and managed services businesses, the company’s business telecommunications equipment sales and operations, which were formerly reported as part of the Local segment.

A nine quarter recast of financial results according to the new segmentation can be found in the financial statements distributed with this release.

Local Communications Services

The company’s Local segment, which includes the operations of the company’s local-exchange subsidiary, Cincinnati Bell Telephone (CBT), produced revenue of $191 million for the first quarter, down 2 percent from the same quarter a year ago, while operating income was $71 million, up 10 percent from the prior quarter and up 4 percent from the same quarter last year. Operating income increased versus the prior year quarter as reduction in bad debt expense, employee costs and depreciation more than offset revenue declines. Capital investment was $19 million, or 10 percent of revenue, during the quarter.

Wireless Services

CBW reported revenue of $64 million in the first quarter, flat to the prior year quarter and up 2 percent compared to the fourth quarter of 2003. Operating income for the quarter was $1 million, an $18 million decline versus the first quarter of 2003. Operating income declined primarily due to a $9 million increase in depreciation and other charges and a $7 million increase in subscriber acquisition cost.

For the quarter, postpaid Average Revenue Per User (ARPU***) was $53, a 4 percent decline, while prepaid ARPU was $21, a 1 percent increase, both versus the first quarter of 2003. Postpaid ARPU declined versus the prior year quarter due to customer migration to more aggressive plans offered in the third and fourth quarters of 2003 in anticipation of WLNP. Postpaid cost per gross addition (CPGA****) was $412, while prepaid CPGA was $89, 17 percent and 79 percent increases, respectively, over the prior year quarter. CPGA increased primarily due to increased handset subsidy related to GSM migrations. Capital investment was $3 million in the quarter, or 5% of revenue.

Hardware and Managed Services

The segment reported first quarter 2004 revenue of $34 million, down 9 percent from the prior year quarter, due to reduced sales opportunities following heavy equipment revenue in the fourth quarter of 2003, as well as lower collocation and managed services revenue. Operating income in the segment was $3 million after a net of a gain of $1 million from the sale of substantially all of the assets of CBTS outside the Cincinnati market.

Other Communications Services

Other Communications Services, which includes the company’s Cincinnati-area retail voice long distance and public payphone operations, reported revenue of $19 million in the first quarter, down 6 percent from the same quarter a year ago. The segment’s Cincinnati Bell Any Distance division reported revenue of $15 million for the quarter, down 8 percent due to a decline in usage. The Public Communications division reported revenue of $3 million, up 9 percent. The segment produced $2 million in operating income for the quarter, up from $1 million in the prior year quarter due to increased margin on long distance minutes of use.

Estimated Cincinnati market share of CBT access lines for Cincinnati Bell Any Distance, the company’s retail voice long distance offering, was 72 percent in the consumer market and 46 percent in the business market at the end of the first quarter, both improvements of 2 points versus the prior year quarter.

Broadband Services

Broadband Services produced no revenue in the quarter, due to the sale of substantially all of the company’s broadband assets in 2003. There are no longer any meaningful operations in Broadband Services. The remaining activity relates to the disposition of remaining liabilities associated with the broadband sale. Operating income for the quarter was $1 million, due to tax refunds and positive liability adjustments which offset continuing legal expenses.

“Cincinnati Bell executed on every element of its strategy by reducing net debt while achieving outstanding activations of wireless and DSL subscribers,” said Brian Ross, Cincinnati Bell Inc.’s Chief Financial Officer. “We continue to improve our balance sheet while making investments in the protection and growth of our core franchise.”

Use of Non-GAAP Financial Measures

*The company has presented certain information regarding net debt in the preceding discussion because the company believes net debt provides a useful measure of a company’s liquidity and financial health. Net debt is defined by the company as the sum of short-term and long-term debt, in addition to BRCOM preferred stock (as applicable), offset by cash and cash equivalents. A detailed reconciliation of the company’s net debt to comparable GAAP financial measures is given in the attached financial information and is posted on the company’s website at www.cincinnatibell.com, under the Investor Relations tab.

**The company has presented certain information regarding cash flow in the preceding discussion because the company believes cash flow provides a useful measure of a company’s operational performance, liquidity and financial health. Cash flow is defined by the company as SFAS 95 cash provided by (used in) operating, financing and investing activities, less changes in restricted cash in operating activities, issuance and repayment of long-term debt in financing activities, short-term borrowings (repayments) in financing activities and proceeds from the sale of discontinued operations and assets in investing activities. Cash flow should not be considered as an alternative to net income (loss), operating income (loss), cash flow from operating activities, or the change in cash on the balance sheet and may not be comparable with cash flow as defined by other companies. A detailed reconciliation of the company’s cash flow to comparable GAAP financial measures is given in the attached financial information and is posted on the company’s website at www.cincinnatibell.com, under the Investor Relations tab.

These non-GAAP financial measures should not be construed as being more important than comparable GAAP measures. They are presented because Cincinnati Bell Inc. management uses this information when evaluating the company’s results of operations and cash flow and believes that this information provides the users of the financial statements with additional and useful comparisons of the company’s current results of operations and cash flows with past and future periods.

***The company has presented certain information regarding average revenue per user (ARPU) because the company believes ARPU provides a useful measure of the operational performance of the wireless business. ARPU is calculated by dividing service revenue by our average subscriber base for the respective period. For a given period, average subscribers is calculated by adding subscribers at the beginning of the period to subscribers at the end of the period and dividing the sum by two.

****The company has presented certain information regarding cost per gross addition (CPGA) because the company believes CPGA provides a useful measure of the initial expense to add a wireless subscriber. CPGA is calculated by adding incentives for handsets sold (costs have historically exceeded the related revenue) to selling expenses (which excludes bad debt) and dividing the sum by total gross subscriber acquisitions during the relevant period.

Conference Call/Webcast

Cincinnati Bell Inc. will host a conference call discussing its first quarter 2004 results on Wednesday, April 28, 2004 at 9:00 am EDT, which will be web-cast on the company’s website at www.cincinnatibell.com. The dial-in number for the conference call is 1-877-641-0086. International callers may dial 678-460-1867. A taped replay of the conference call will be available one hour after the conclusion of the teleconference until 5 p.m. (EDT) on May 12, 2004. For U.S. callers, the replay will be available at 866-453-6660. For international callers, the replay will be available at 678-460-1866. The replay reference number is 147506.

About Cincinnati Bell Inc.

Cincinnati Bell Inc. (NYSE: CBB) is parent to one of the nation’s most respected and best performing local exchange and wireless providers with a legacy of unparalleled customer service excellence. The company was recently ranked number one in customer satisfaction, for the third year in a row, by J.D. Power and Associates for residential long distance among mainstream users. Cincinnati Bell provides a wide range of telecommunications products and services to residential and business customers in Ohio, Kentucky and Indiana. Cincinnati Bell is headquartered in Cincinnati, Ohio. For more information, visit www.cincinnatibell.com.

Safe Harbor Note

Certain of the statements and predictions contained in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act. In particular, any statements, projections or estimates that include or reference the words “believe,” “anticipates,” “plans,” “expects,” “will,” or any similar expression fall within the safe harbor for forward-looking statements contained in the Reform Act. Actual results or outcomes may differ materially from those indicated or suggested by any such forward-looking statement for a variety of reasons, including but are not limited to, Cincinnati Bell’s ability to maintain its market position in communications services, general economic trends affecting the purchase of telecommunication services, world and national events that may affect the ability to provide services, changes in the regulatory environment, any rulings, orders or decrees that may be issued by any court or arbitrator and Cincinnati Bell’s ability to develop and launch new products and services. More information on potential risks and uncertainties is available in the company’s recent filings with the Securities and Exchange Commission, including Cincinnati Bell’s annual Form 10-K report, Quarterly Form 10-Q reports, Forms 8-K, and Forms S-4 and S-3 Registration Statements. The forward-looking statements included in this press release represent the company’s estimates as of April 28, 2004. The company anticipates that subsequent events and developments will cause its estimates to change.

Cincinnati Bell Inc.
Consolidated Statements of Operations
(Unaudited)

(in millions — except per share amounts)

	For the Three Months
	Ended March 31,		%
	2004	2003	Change
Revenue	$302.4	$480.7	(37%)

Costs & Expenses
Cost of Services and Products	125.7	219.0	(43%)
Selling, General & Administrative	57.9	120.7	(52%)
Depreciation and Amortization	45.7	41.5	10%
Restructuring	0.2	—	n/m
Asset Impairments and Other Charges (Credits)	0.1	0.3	(67%)

Operating Income	72.8	99.2	(27%)

Minority Interest Expense	0.1	14.1	(99%)
Other (Income) Expense, Net	—	(0.1)	n/m
Interest Expense and Other Financing Costs	50.8	45.3	12%

Income from Continuing Operations before Income Taxes and Cumulative Effect of Change in Accounting Principle	21.9	39.9	(45%)

Income Tax Expense	11.0	2.0	n/m

Income from Continuing Operations before Cumulative Effect of Change in Accounting Principle	10.9	37.9	(71%)

Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	85.9	n/m

Net Income	10.9	123.8	(91%)
Preferred Stock Dividends	2.6	2.6	—

Net Income Applicable to Common Shareowners	$8.3	$121.2	(93%)

Basic Earnings Per Common Share
Income from Continuing Operations before Cumulative Effect of Change in Accounting Principle	$0.03	$0.16
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	0.39

Net Earnings Per Common Share	$0.03	$0.55

Diluted Earnings Per Common Share
Income from Continuing Operations before Cumulative Effect of Change in Accounting Principle	$0.03	$0.16
Cumulative Effect of Change in Accounting Principle, Net of Taxes	—	0.39

Net Earnings Per Common Share	$0.03	$0.55

Weighted Average Common Shares Outstanding
- Basic	245.0	218.9
- Diluted	253.6	219.9

Cincinnati Bell Inc.
Segment Information
(Unaudited)

(dollars in millions)	For the Three Months
	Ended March 31,		%
	2004	2003	Change
Revenue
Local	$190.9	$194.7	(2%)
Wireless	64.0	63.9	—
Hardware & Mgd. Services	34.4	37.9	(9%)
Other	18.8	20.1	(6%)
Broadband	—	185.4	n/m
Corporate and eliminations	(5.7)	(21.3)	(73%)

Total Revenue	$302.4	$480.7	(37%)

Cost of Services and Products
Local	$56.3	$60.5	(7%)
Wireless	33.3	25.7	30%
Hardware & Mgd. Services	26.9	28.0	(4%)
Other	13.1	14.7	(11%)
Broadband	—	106.6	n/m
Corporate and eliminations	(3.9)	(16.5)	(76%)

Total Cost of Services and Products	$125.7	$219.0	(43%)

Selling, General & Administrative
Local	$33.4	$34.5	(3%)
Wireless	12.2	11.2	9%
Hardware & Mgd. Services	5.4	5.9	(8%)
Other	3.0	3.9	(23%)
Broadband	0.1	67.7	(100%)
Corporate and eliminations	3.8	(2.5)	n/m

Total Selling, General & Administrative	$57.9	$120.7	(52%)

Depreciation and Amortization
Local	$29.9	$31.2	(4%)
Wireless	15.0	7.7	95%
Hardware & Mgd. Services	0.2	0.1	100%
Other	0.4	0.5	(20%)
Broadband	—	1.9	n/m
Corporate and eliminations	0.2	0.1	100%

Total Depreciation and Amortization	$45.7	$41.5	10%

Restructuring
Local	$0.2	$—	n/m
Wireless	—	—	—
Hardware & Mgd. Services	—	—	—
Other	—	—	—
Broadband	—	—	—
Corporate and eliminations	—	—	—

Total Restructuring	$0.2	$—	n/m

Asset Impairments and Other Charges (Credits)
Local	$—	$0.3	n/m
Wireless	2.4	—	n/m
Hardware & Mgd. Services	(1.1)	—	n/m
Other	—	—	—
Broadband	(1.3)	—	n/m
Corporate and eliminations	0.1	—	n/m

Total Asset Impairments and Other Charges (Credits)	$0.1	$0.3	(67%)

Operating Income
Local	$71.1	$68.2	4%
Wireless	1.1	19.3	(94%)
Hardware & Mgd. Services	3.0	3.9	(23%)
Other	2.3	1.0	130%
Broadband	1.2	9.2	(87%)
Corporate and eliminations	(5.9)	(2.4)	146%

Total Operating Income	$72.8	$99.2	(27%)

Note: Beginning with the first quarter of 2004, the company is reporting its results in new segments based upon organizational changes made to better serve its customers. The company has formed a new segment, called Hardware and Managed Services, which contains the company’s Cincinnati Bell Technology Solutions (CBTS) business, which was formerly reported in the Broadband segment. CBTS now includes, in addition to its traditional data equipment and managed services businesses, the company’s business telecommunications equipment sales and operations, which were formerly reported as part of the Local segment. The above results of the Local segment, Hardware and Managed Services segment and Broadband segment have been recast in all periods presented to conform with the new segment alignment.

Cincinnati Bell Inc.
9 Quarter Segment Information
(Unaudited)

(dollars in millions)

	2002				2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
Revenue
Local	$196.8	$194.1	$192.9	$197.9	$194.7	$194.5	$193.6	$191.8	$190.9
Wireless	63.5	69.4	68.9	65.4	63.9	67.9	65.1	62.6	64.0
Hardware & Mgd. Services	58.7	53.1	54.6	49.0	37.9	39.6	41.8	43.5	34.4
Other	20.1	21.1	20.5	21.1	20.1	20.8	20.8	19.3	18.8
Broadband	223.0	238.0	253.7	196.7	185.4	147.0	—	—	—
Corporate and eliminations	(19.3)	(19.5)	(20.3)	(20.8)	(21.3)	(19.2)	(6.0)	(6.0)	(5.7)

Total Revenue	$542.8	$556.2	$570.3	$509.3	$480.7	$450.6	$315.3	$311.2	$302.4

Cost of Services and Products
Local	$61.1	$53.7	$55.4	$57.8	$60.5	$58.5	$56.4	$57.0	$56.3
Wireless	28.7	30.0	27.9	32.8	25.7	25.4	26.9	32.4	33.3
Hardware & Mgd. Services	43.7	44.3	45.1	36.9	28.0	30.2	31.4	32.1	26.9
Other	16.2	15.3	15.5	16.5	14.7	13.9	12.5	13.0	13.1
Broadband	132.6	143.1	125.1	118.8	106.6	96.7	(0.5)	—	—
Corporate and eliminations	(16.2)	(16.0)	(16.1)	(16.5)	(16.5)	(14.9)	(4.2)	(4.1)	(3.9)

Total Cost of Services and Products	$266.1	$270.4	$252.9	$246.3	$219.0	$209.8	$122.5	$130.4	$125.7

Selling, General & Administrative
Local	$35.5	$32.6	$32.0	$35.1	$34.5	$31.7	$29.3	$33.3	$33.4
Wireless	11.5	13.3	10.9	11.6	11.2	12.5	11.3	15.1	12.2
Hardware & Mgd. Services	7.3	6.9	7.6	6.2	5.9	6.0	5.6	6.7	5.4
Other	4.0	3.9	3.7	4.2	3.9	3.7	4.7	2.4	3.0
Broadband	72.1	73.1	72.3	67.1	67.7	49.6	6.1	1.7	0.1
Corporate and eliminations	(1.3)	(1.5)	(3.7)	(2.2)	(2.5)	6.0	3.7	2.9	3.8

Total Selling, General & Administrative	$129.1	$128.3	$122.8	$122.0	$120.7	$109.5	$60.7	$62.1	$57.9

Depreciation and Amortization
Local	$35.8	$36.0	$38.0	$36.8	$31.2	$31.1	$31.5	$31.9	$29.9
Wireless	7.5	7.7	8.2	8.0	7.7	7.7	7.5	15.9	15.0
Hardware & Mgd. Services	1.5	1.6	1.7	1.7	0.1	0.2	0.1	0.2	0.2
Other	0.4	0.4	0.5	0.5	0.5	0.6	0.5	0.6	0.4
Broadband	76.3	76.4	78.3	78.4	1.9	—	—	—	—
Corporate and eliminations	0.1	0.1	0.1	0.2	0.1	0.1	0.2	0.1	0.2

Total Depreciation and Amortization	$121.6	$122.2	$126.8	$125.6	$41.5	$39.7	$39.8	$48.7	$45.7

Restructuring Charges (Credits)
Local	$0.4	$—	$(2.0)	$1.1	$—	$—	$—	$4.5	$0.2
Wireless	—	—	—	—	—	—	—	—	—
Hardware & Mgd. Services	—	—	—	0.1	—	—	—	0.1	—
Other	—	—	—	—	—	—	—	—	—
Broadband	15.9	—	5.0	11.5	—	(3.4)	—	(7.6)	—
Corporate and eliminations	0.2	—	4.1	0.8	—	—	—	3.8	—

Total Restructuring	$16.5	$—	$7.1	$13.5	$—	$(3.4)	$—	$0.8	$0.2

Asset Impairments and Other Charges (Credits)
Local	$—	$—	$—	$0.3	$0.3	$—	$—	$0.3	$—
Wireless	—	—	—	—	—	—	—	—	2.4
Hardware & Mgd. Services	—	—	—	19.4	—	(1.2)	—	—	(1.1)
Other	—	—	—	—	—	—	—	3.5	—
Broadband	—	—	0.6	2,180.6	—	0.1	—	5.7	(1.3)
Corporate and eliminations	—	—	—	—	—	—	—	—	0.1

Total Asset Impairments and Other Charges (Credits)	$—	$—	$0.6	$2,200.3	$0.3	$(1.1)	$—	$9.5	$0.1

Gain on Sale of Broadband Assets
Local	$—	$—	$—	$—	$—	$—	$—	$—	$—
Wireless	—	—	—	—	—	—	—	—	—
Hardware & Mgd. Services	—	—	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—	—	—
Broadband	—	—	—	—	—	(299.0)	(37.3)	(0.4)	—
Corporate and eliminations	—	—	—	—	—	—	—	—	—

Total Gain on Sale of Broadband Assets	$—	$—	$—	$—	$—	$(299.0)	$(37.3)	$(0.4)	$—

Operating Income
Local	$64.0	$71.8	$69.5	$66.8	$68.2	$73.2	$76.4	$64.8	$71.1
Wireless	15.8	18.4	21.9	13.0	19.3	22.3	19.4	(0.8)	1.1
Hardware & Mgd. Services	6.2	0.3	0.2	(15.3)	3.9	4.4	4.7	4.4	3.0
Other	(0.5)	1.5	0.8	(0.1)	1.0	2.6	3.1	(0.2)	2.3
Broadband	(73.9)	(54.6)	(27.6)	(2,259.7)	9.2	303.0	31.7	0.6	1.2
Corporate and eliminations	(2.1)	(2.1)	(4.7)	(3.1)	(2.4)	(10.4)	(5.7)	(8.7)	(5.9)

Total Operating Income	$9.5	$35.3	$60.1	$(2,198.4)	$99.2	$395.1	$129.6	$60.1	$72.8

Note: Beginning with the first quarter of 2004, the company is reporting its results in new segments based upon organizational changes made to better serve its customers. The company has formed a new segment, called Hardware and Managed Services, which contains the company’s Cincinnati Bell Technology Solutions (CBTS) business, which was formerly reported in the Broadband segment. CBTS now includes, in addition to its traditional data equipment and managed services businesses, the company’s business telecommunications equipment sales and operations, which were formerly reported as part of the Local segment. The above results of the Local segment, Hardware and Managed Services segment and Broadband segment have been recast in all periods presented to conform with the new segment alignment.

Cincinnati Bell Telephone
9 Quarter Revenue Detail
(Unaudited)

(dollars in millions)

	2002				2003				2004
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
Revenue
Data	$46.6	$48.3	$47.5	$48.6	$48.6	$49.8	$48.3	$49.6	$50.3
Voice	136.7	135.8	136.2	139.9	135.8	134.4	133.6	132.7	130.5
Other	13.5	10.0	9.2	9.4	10.3	10.3	11.7	9.5	10.1

Total Revenue	$196.8	$194.1	$192.9	$197.9	$194.7	$194.5	$193.6	$191.8	$190.9

Cincinnati Bell Inc.
Consolidated Balance Sheets
(Unaudited)

(in millions — except debt covenants and segment metric information)

	March 31,	December 31,
	2004	2003
Assets

Cash and Cash Equivalents	$22.8	$26.0
Receivables — Net	120.6	140.5
Materials and Supplies	35.7	33.6
Other Current Assets	65.2	59.3
Property, Plant and Equipment — Net	875.7	898.8
Goodwill	40.9	40.9
Other Intangible Assets — Net	44.4	47.2
Noncurrent Deferred Tax Assets	689.2	696.9
Other Noncurrent Assets	130.4	130.3

Total Assets	$2,024.9	$2,073.5

Liabilities and Shareowners’ Deficit

Current Portion of Long-Term Debt	$55.7	$13.3
Current Portion of Unearned Revenue and Customer Deposits	40.2	41.5
Accounts Payable	52.2	64.5
Accrued Taxes	33.8	43.7
Other Current Liabilities	149.4	143.8
Long-Term Debt, Less Current Portion	2,184.5	2,274.5
Unearned Revenue, Less Current Portion	11.1	11.9
Other Noncurrent Liabilities	126.9	120.0
Minority Interest	39.8	39.7
Shareowners’ Deficit	(668.7)	(679.4)

Total Liabilities and Shareowners’ Deficit	$2,024.9	$2,073.5

Other Data:
Common Shares Outstanding at Balance Sheet Date	245.2	244.6
Net Debt	$2,217.4	$2,261.8
Credit Facility Availability	$351.4	$299.5

Debt Covenants:
Debt to EBITDA Ratio — Calculated	4.78	4.70
Debt to EBITDA Ratio — Required	6.10	6.20

Senior Secured Debt to EBITDA Ratio — Calculated	1.81	1.87
Senior Secured Debt to EBITDA Ratio — Required	3.85	4.00

Interest Coverage Ratio — Calculated	3.10	3.56
Interest Coverage Ratio — Required	2.29	2.50

Year-to-date Capital Expenditures — Restricted Group Actual	23.1	122.2
Maximum Annual Capital Expenditures — Restricted Group Allowed	137.8	146.0

Segment Metric Information (in thousands):
Local Access Lines	980.9	985.8
Complete Connections Subscribers	323.9	312.5
DSL Subscribers	110.4	99.5
Custom Connections Subscribers	93.7	71.4

Postpaid Wireless Subscribers	318.9	311.9
Prepaid Wireless Subscribers	167.1	162.5

Total Wireless Subscribers	486.0	474.4

Consumer Long Distance Lines	414.5	414.4
Business Long Distance Lines	124.3	124.6

Total Long Distance Lines	538.8	539.0

Cincinnati Bell Inc.
Consolidated Revenue and Operating Income Excluding Broadband
(Unaudited)

(dollars in millions)	For the Three Months
	Ended March 31,		%
	2004	2003	Change
Reconciliation of Consolidated Revenue to Consolidated Revenue Excluding Broadband
Revenue	$302.4	$480.7	(37%)
Less adjustments:
Broadband Revenue	—	185.4	(100%)
Broadband Intercompany Activity	—	(16.7)	(100%)

Consolidated Revenue Excluding Broadband	$302.4	$312.0	(3%)

Reconciliation of Consolidated Operating Income to Consolidated Operating Income Excluding Broadband
Operating Income	$72.8	$99.2	(27%)
Less adjustments:
Broadband Operating Income	1.2	9.2	(87%)

Consolidated Operating Income Excluding Broadband	$71.6	$90.0	(20%)

Cincinnati Bell Inc.
Net Debt Calculation
(Unaudited)

	March 31,	December 31,	Change
(dollars in millions)	2004	2003	$	%
Credit Facilities	$556.4	$608.4	$(52.0)	(9%)
Cincinnati Bell Telephone notes	250.0	250.0	—	—
7 1/4% Senior notes due 2013 of Cincinnati Bell Inc.	500.0	500.0	—	—
16% Senior subordinated notes of Cincinnati Bell Inc.	364.2	360.6	3.6	1%
7 1/4% Senior notes due 2023 of Cincinnati Bell Inc.	50.0	50.0	—	—
8 3/8% Senior notes due 2014 of Cincinnati Bell Inc.	540.0	540.0	—	—
Capital leases	18.1	18.2	(0.1)	(1%)
Other short-term debt	1.6	2.7	(1.1)	(41%)
Unamortized discount	(40.1)	(42.1)	2.0	(5%)

Total Debt	2,240.2	2,287.8	(47.6)	(2%)

Less: Cash and Cash Equivalents	22.8	26.0	(3.2)	(12%)

Net Debt (as defined by the company)	$2,217.4	$2,261.8	$(44.4)	(2%)

Cincinnati Bell Inc.
Consolidated Statements of Cash Flows
(Unaudited)

(dollars in millions)	For the Three Months
	Ended March 31,
Consolidated Cash Flow	2004	2003
Cash provided by operating activities	$69.8	$32.7

Capital expenditures	(23.3)	(22.0)
Proceeds from sale of investments	—	3.8
Proceeds from sale of assets	3.2	—

Cash used in investing activities	(20.1)	(18.2)

Issuance of long-term debt	—	380.0
Repayment of long-term debt	(52.1)	(356.1)
Short-term borrowings (repayments), net	0.3	(1.0)
Debt issuance costs	—	(44.6)
Issuance of common shares — exercise of stock options	1.5	1.3
Preferred stock dividends paid	(2.6)	(2.6)

Cash used in financing activities	(52.9)	(23.0)

Net decrease in cash and cash equivalents	(3.2)	(8.5)
Cash and cash equivalents at beginning of period	26.0	44.9

Cash and cash equivalents at end of period	$22.8	$36.4

Reconciliation of GAAP Cash Flow to Cash Flow as defined by the company
Net decrease in cash and cash equivalents	$(3.2)	$(8.5)
Less adjustments:
Issuance of long-term debt (financing activities)	—	380.0
Repayment of long-term debt (financing activities)	(52.1)	(356.1)
Short-term borrowings (repayments), net (financing activities)	0.3	(1.0)
Proceeds from sale of assets (investing activities)	3.2	—

Cash flow (as defined by the company)	$45.4	$(31.4)

Cash Expenditures for Restructuring	$(3.6)	$(5.7)

Income Tax Refunds / (Payments)	$—	$(0.5)